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                                                                     EXHIBIT 5.1

                       Blank Rome Comisky & McCauley LLP
                               COUNSELORS AT LAW

                                One Logan Square
                     Philadelphia, Pennsylvania 19103-6998
                                 (215) 569-5500
                              Fax: (215) 569-5555

                                                                 August 16, 1999

Medical Advisory Systems, Inc.
8050 Southern Maryland Boulevard
Owings, Maryland 20736

Ladies and Gentlemen:

   We have acted as counsel to Medical Advisory Services, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 847,500 shares of common stock, $.005 par value ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as selling stockholders.

   Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

   In rendering this opinion, we have examined such documents as we deemed necessary, including: (i) the Company's Restated Certificate of Incorporation and Bylaws, as amended, (ii) the Company's minute books and (iii) the Registration Statement. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

   We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the Delaware General Corporation Law. In rendering this opinion we have assumed (i) compliance with all other laws.

   Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock are legally issued, fully paid and non-assessable.

   This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

   This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

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   We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                          Sincerely,

                                          /s/ Blank Rome Comisky & McCauley
                                           LLP
                                          _____________________________________
                                          BLANK ROME COMISKY & McCAULEY LLP